Exhibit 10.2

Execution Version

STOCK PURCHASE AGREEMENT

by and among

CPPIB REI US RE-5, INC.

as Buyer

and

GREEN HILL ACQUISITION LLC

as Seller

Dated:  May 6, 2010

4.10.	OFAC	23
4.11.	Taxes	23

ARTICLE V Covenants		23

5.1.	Conduct of the Company	23
5.2.	Certain Tax Matters	24
5.3.	Non-Solicitation	25
5.4.	Public Announcements	25
5.5.	Commercially Reasonable Efforts	25
5.6.	[INTENTIONALLY OMITTED]	25
5.7.	Estoppels	25
5.8.	Damage and Destruction	26
5.9.	Condemnation	27
5.10.	Required Amendments	29

ARTICLE VI Conditions to Closing		29

6.1.	Conditions to All Parties’ Obligations	29
6.2.	Conditions to Seller’s Obligations	30
6.3.	Conditions to Buyer’s Obligations	30

ARTICLE VII Deliveries by Seller at Closing		32

7.1.	Officer’s Certificate	32
7.2.	Resignations	32
7.3.	Share Certificates and Stock Power	32
7.4.	ROFR Waiver and Lender Approval	33
7.5.	Receipt	33
7.6.	Books and Records	33
7.7.	Title Affidavit	33
7.8.	FIRPTA Certificate	33
7.9.	Required Amendments	33
7.10.	Further Instruments	33

ARTICLE VIII Deliveries by Buyer at Closing		33

8.1.	Officer’s Certificate	33
8.2.	Closing Consideration Amount	33
8.3.	Further Instruments	33

ARTICLE IX Indemnification; Survival		33

9.1.	Expiration of Representations and Warranties	33
9.2.	Indemnification	34

ARTICLE X Termination; Default		38

10.1.	Termination	38
10.2.	Procedure and Effect of Termination	38
10.3.	Default	38

ARTICLE XI Miscellaneous		39

11.1.	Expenses	39
11.2.	Notices	40
11.3.	Governing Law	41
11.4.	Entire Agreement	41
11.5.	Severability	41
11.6.	Amendment	41
11.7.	Effect of Waiver or Consent	41
11.8.	Parties in Interest; Limitation on Rights of Others	42
11.9.	Assignability/Sale Restrictions	42
11.10.	Jurisdiction; Court Proceedings; Waiver of Jury Trial	42
11.11.	No Other Duties	43
11.12.	Reliance on Counsel and Other Advisors	43
11.13.	Counterparts	43
11.14.	Further Assurance	43

EXHIBITS AND SCHEDULES:

Exhibit A	-	Description of 1221 Avenue of the Americas Property
Exhibit B-l	-	Description of 151 West 48th Street Property
Exhibit B-2	-	Description of 166 West 48th Street Property
Exhibit C	-	Permitted Encumbrances
Exhibit D-1	-	Form of Required Amendment (By-Laws)
Exhibit D-2	-	Form of Required Amendment (Cert. of Incorporation)
Exhibit E	-	Form of Escrow Agreement
Exhibit F	-	1221 Property Monthly Reports
Exhibit G	-	Forms of Tenant Estoppel Certificates
Exhibit H	-	Form of Lender Estoppel Certificate
Exhibit I	-	Form of Title Affidavit

Schedule 2.3(b)		-	Closing Date Statement
Schedule 3.4(e)		-	Organizational Chart
Schedule 3.4(f)		-	List of Organizational Documents
Schedule 3.8(a)		-	List of Leases
Schedule 3.8(b)		-	List of Security Deposits
Schedule 3.8(c)		-	List of Tenant Arrearages
Schedule 3.9(b)		-	List of Loan Documents
Schedule 3.10		-	List of Board of Directors
Schedule 5.7		-	List of Identified Tenants

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of May 6, 2010, by and among CPPIB REI US RE-5, Inc., an Ontario corporation (“Buyer”), and Green Hill Acquisition LLC, a Delaware limited liability company (“Seller”).

RECITALS

WHEREAS, Seller owns beneficially and of record forty-five percent (45%) of the issued and outstanding common stock of Rock-Green, Inc., a New York corporation (the “Company”), par value $2.00 per share (the “Total Common Stock”, and Seller’s share of the Total Common Stock, “Seller’s Common Stock”);

WHEREAS, Rockefeller Group International, Inc., a New York corporation (“RGI”), owns beneficially and of record fifty-five percent (55%) of the issued and outstanding Total Common Stock;

WHEREAS, RGI and Seller have entered into that certain Shareholders’ Agreement, dated as of December 29, 2003 (the “Shareholders’ Agreement”), which sets forth the rights and obligations of RGI and Seller to each other and to the Company;

WHEREAS, the Company is the (i) sole equity member of 1221 Avenue Holdings LLC, a Delaware limited liability company (“1221 Property Owner”), which is the owner of certain real property located in New York, New York known more particularly as 1221 Avenue of the Americas and more particularly described on Exhibit A attached hereto and made a part hereof (such real property, together with all improvements situated thereon being hereinafter referred to as the “1221 Property”) and (ii) owner of all of the outstanding shares of Brumas Pembroke Inc. and Night Watch Realty Corp., each a New York corporation (collectively, the “Other Owners;” and together with the 1221 Property Owner, individually, each a “Property Owner” and collectively, the “Property Owners”), each of which owns real property located in New York, New York known more particularly as 166 West 48th Street, New York, New York (the “166 Property”) and 151 West 48th Street, New York, New York (the “151 Property” and together with the 166 Property, the “Other Property”, and together with the 1221 Property, the “Property”), respectively, and more particularly described on Exhibits B-1 and B-2 attached hereto and made a part hereof;

WHEREAS, it is a condition precedent to the obligation of the parties to consummate the Contemplated Transactions (hereinafter defined) that RGI has either (i) affirmatively waived its right of first refusal with respect to the Contemplated Transactions pursuant to the Shareholders’ Agreement (the “Affirmative Waiver”) or (ii) has not delivered the Acceptance (as defined in the Shareholders’ Agreement) on the terms and conditions set forth in the Shareholders’ Agreement within thirty (30) days after the date the Sale Notice (as defined in the Shareholders’ Agreement) was received by RGI (the “Deemed Waiver”, and together with the Affirmative Waiver, the “ROFR Waiver”);

WHEREAS, it is a condition precedent to the obligation of the parties to consummate the Contemplated Transactions that, pursuant to that certain Amended and Restated Credit Agreement, dated as of March 31, 2004, by and among the lenders therein (together with the administrative agent, the “Senior Lender”) and 1221 Property Owner (as amended from time to time, the “Loan Agreement”), Seller has obtained Lender Approval (hereinafter defined) for the Contemplated Transactions; and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller’s right, title and interest in and to Seller’s Common Stock, upon the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions and Rules of Construction

1.1.          Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“151 Property” has the meaning set forth in the Recitals.

“166 Property” has the meaning set forth in the Recitals.

“1221 Property” has the meaning set forth in the Recitals.

“1221 Property Owner” has the meaning set forth in the Recitals.

“Accounting Arbitrator” has the meaning set forth in Section 2.4(d).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affirmative Waiver” has the meaning set forth in the Recitals.

“Agreement” means this Stock Purchase Agreement, as it may be amended from time to time.

“Ancillary Documents” means the documents being executed and delivered in connection with this Agreement and the transactions contemplated hereby.

“Asbestos” has the meaning set forth in Section 3.14.

“Base Net Working Capital” has the meaning set forth in Section 2.3(c).

“Basic Company Agreements” means the certificate of incorporation of the Company, the by-laws of the Company, and the Shareholders’ Agreement, each as may be amended from time to time subject to any restrictions set forth in this Agreement.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York.  If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Business Records” means all data and records of the respective businesses of the Company and its Subsidiaries on whatever media and wherever located.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 9.2(b).

“Buyer Material Adverse Effect” means (i) a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby and fulfill its obligations hereunder or (ii) any fact, event or circumstance that would be reasonably likely to delay in any material respect the consummation of the transactions contemplated hereby.

“Buyer Objection Notice” has the meaning set forth in Section 6.3(d).

“Casualty Election Date” means (x) the tenth (10th) Business Day following Seller’s delivery of the estimates as described in Section 5.8(b) or, (y) if Buyer timely delivered a Dispute Notice, the tenth (10th) Business Day following final resolution of such dispute by arbitration determination or agreement of the parties.

“Closing” has the meaning set forth in Section 2.1.

“Closing Consideration Amount” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Net Working Capital” means (I) (a) the sum of the total current assets and other assets of the Company set forth on the Closing Date Statement as of 11:59 P.M. on the date immediately prior to the Closing Date (calculated in accordance with GAAP)  minus (b) (i) the sum of the total current liabilities of the Company (other than liabilities attributable to the Senior Loan) set forth on the Closing Date Statement as of 11:59 P.M. on the date immediately prior to the Closing Date (calculated in accordance with GAAP) and (ii) the outstanding or unpaid tenant improvement allowances and outstanding or unpaid leasing commissions set forth on the Closing Date Statement (without duplication of any amounts set forth in clause (b)(i) of this definition), and (II) any additional adjustments that appropriately reflect cash activity as agreed to by Buyer and Seller as of 11:59 P.M. on the date immediately prior to the Closing Date (calculated in accordance with GAAP).

“Closing Date Statement” has the meaning given to it in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue Laws.

“Company” has the meaning set forth in the Recitals.

“Company Material Adverse Effect” means any material adverse effect on the business, operations or financial condition of the Company, its Subsidiaries and the 1221 Property taken as a whole; provided, that none of the following events, changes, developments, effects, conditions, circumstances, matters, occurrences or state of facts shall be taken into account in determining whether there has been or may be a Company Material Adverse Effect: (i) any change or development in United States financial or securities markets, general economic or business conditions, or political or regulatory conditions, (ii) subject to Section 5.8, any act of war, armed hostilities or terrorism, (iii) any change or development in the real estate industry, (iv) any change in GAAP or the interpretation or enforcement of GAAP, (v) any termination or failure to renew by any Governmental Authority of any non-material permit or license of the Company or its Subsidiaries, (vi) the negotiation, execution, delivery, performance or public announcement of this Agreement (including, without limitation, any litigation related thereto and/or any adverse change in customer, employee, supplier, financing source, licensor, licensee, stockholder, joint venture partner or any other similar relationships) and (vii) any change resulting from the failure of Buyer to consent to any acts or actions requiring Buyer’s consent under Section 5.1 of this Agreement and for which Seller has sought such consent.

“Condemnation Election Date” means (x) the tenth (10th) Business Day following Seller’s delivery of an independent architect’s determination as described in Section 5.9(a)(ii) or, (y) if Buyer timely delivered a notice disputing such independent architect’s determination, the tenth (10th) Business Day following final resolution of such dispute by arbitration determination or agreement of the parties.

“Confidentiality Agreement” means the Confidentiality Agreement between Seller and Buyer dated March 10, 2010.

“Consultant” means all Persons who are or have been engaged as consultants by the Company or its Subsidiaries or who otherwise provide services to the Company or its Subsidiaries under a contractual arrangement.

“Contemplated Transactions” means the transfer of Seller’s Common Stock to Buyer contemplated by this Agreement.

“Contract” means any written agreement, license, contract, arrangement, understanding, obligation or commitment to which a party is bound.

“CPPIB” means Canada Pension Plan Investment Board, a Canadian Crown corporation.

“Deemed Waiver” has the meaning set forth in the Recitals.

“Deductible” has the meaning set forth in Section 9.2(c)(i).

“Deposit” has the meaning set forth in Section 2.3(a).

“Dispute Notice” has the meaning set forth in Section 5.8(b).

“Environmental Laws” has the meaning set forth in Section 3.14.

“Escrow Account” has the meaning set forth in Section 2.3(a).

“Escrow Agent” has the meaning set forth in Section 2.3(a).

“Escrow Agreement” has the meaning set forth in Section 2.3(a).

“Estimated Closing Consideration Amount” has the meaning set forth in Section 2.3(c).

“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 2.3(c).

“Existing Certificates” has the meaning set forth in Section 7.3.

“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court.

“Governmental Consents” has the meaning set forth in Section 3.3(b).

“Hazardous Materials” has the meaning set forth in Section 3.14.

“Identified Tenants” means the Tenants set forth on Schedule 5.7.

“Indemnitee” has the meaning set forth in Section 9.2(d)(i).

“Indemnitor” has the meaning set forth in Section 9.2(d)(i).

“Knowledge of Buyer” means the actual conscious knowledge of any of the following personnel of Buyer within the scope of their employment responsibilities and without independent inquiry or investigation:  Peter Ballon and Zachary Vaughan.

“Knowledge of Seller” means the actual conscious knowledge of any of the following personnel of Seller within the scope of their employment responsibilities and without independent inquiry or investigation:  Isaac Zion, Andrew S. Levine and Andrew W. Mathias.

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, orders, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Leases” means all leases, licenses and other occupancy agreements demising space at the 1221 Property, together with all amendments and modifications thereof and supplements relating thereto, which are in effect on the date hereof; provided that Leases shall not include subleases, licenses and occupancy agreements entered into by Tenants under the Leases.

“Lender Approval” means (i) the written authorization, consent and approval of Senior Lender with respect to the Contemplated Transactions and (ii) reasonable acceptance by Seller and Buyer, as applicable, of such authorization, consent and approval if, and only if, Senior Lender imposes material conditions on Seller or Buyer with respect to such authorization, consent and approval; provided that neither Buyer nor Seller shall have any right to accept or refuse such authorization, consent and approval if Senior Lender has not imposed any conditions or has imposed non-material, ministerial or other conditions on Buyer or Seller that are customarily imposed by lenders in connection with the sale, transfer or assignment of loans similar to the Senior Loan.

“Lender Rejection” means written notice by the Senior Lender not authorizing, consenting or approving the Contemplated Transactions pursuant to the Loan Agreement.

“Lien” means any lien, security interest, pledge or other similar encumbrance.

“Lists” has the meaning set forth in Section 3.12.

“Litigation” has the meaning set forth in Section 3.6(a).

“Loan Agreement” has the meaning set forth in the Recitals.

“Loss” or “Losses” means all claims, losses, liabilities, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees, provided, that (i) Losses shall not include consequential damages, special damages, punitive damages, or lost profits, and (ii) for purposes of computing Losses incurred by an Indemnitee, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements, and any Tax benefits, received by such Indemnitee or any of such Indemnitee’s Affiliates in connection with such Losses or the circumstances giving rise thereto, and the Indemnitee shall use reasonable efforts to seek such insurance or other third party recoveries.

“Mandatory Title Matters” has the meaning set forth in Section 6.3(d).

“Manager” means Rockefeller Group Development Corporation, a New York corporation.

“Management Agreement” means, that certain Management Agreement, dated as of December 1, 1982, between 1221 Property Owner (successor-in-interest to Rock-McGraw, Inc., a New York corporation) and Manager, as amended pursuant to that certain First Amendment to Management Agreement, dated as of December 29, 2003, by and between 1221 Property Owner and Manager and that certain Letter Agreement, dated as of July 1, 2002, delivered by the Company to Manager, as may be amended from time to time subject to any restrictions set forth in this Agreement.

“Objection Cut-Off Date” has the meaning set forth in Section 6.3(d).

“Objection Disputes” has the meaning set forth in Section 2.4(c).

“OFAC” has the meaning set forth in Section 3.12.

“OFAC Order(s)” has the meaning set forth in Section 3.12.

“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.

“Organizational Documents” means, as to any Person, (i) in the case of a partnership, the certificate of formation, if required, and partnership agreement and any other agreement among partners or other similar instrument governing the ownership, management or affairs of such partnership, (ii) in the case of a limited liability company, the certificate of formation and limited liability company agreement and any other agreement among members or other similar instrument governing the ownership, management or affairs of such company, (iii) in the case of a corporation, the certificate or articles of incorporation, bylaws and any agreement among shareholders or other similar instrument governing the ownership, management or affairs of such corporation, and, (iv) in the case of any other entity, the comparable organizational documents of such entity.

“Other Owners” has the meaning set forth in the Recitals.

“Other Property” has the meaning set forth in the Recitals.

“Outside Date” means the earlier to occur of (a) thirty (30) days from the later of (1) April 30, 2010 or (2) the date hereof, (b) the date RGI exercises its right of first refusal by delivering the Acceptance (as defined in the Shareholders’ Agreement) on the terms and conditions set forth the Shareholders’ Agreement, and (c) the date Senior Lender delivers a Lender Rejection to Seller or the Company.

“PCBs” has the meaning set forth in Section 3.14.

“Permitted Encumbrances” means, collectively, (i) those matters set forth on Exhibit C attached hereto (other than those matters, if any, deleted or indicated a “Title Objection” thereon (ii) any Laws imposed by any Governmental Authority having jurisdiction over the Property including, without limitation, all zoning, entitlement, land use, building and environmental laws, rules, regulations, statutes, ordinances, orders or other legal requirements, including landmark designations and all zoning variance and special exceptions, if any, (iii) any Lien existing on any real property, covenants, conditions, zoning restrictions, easements, rights-of-way, encumbrances, encroachments, restrictions on use of real property and other matters affecting title which do not materially impair the occupancy or use of the Property for the purposes for which it is currently used, (iv) matters disclosed on the Survey, (v) the rights and interests held by Tenants under the Leases in effect at Closing and others claiming by, through or under such Leases (and any non-disturbance agreements and memoranda of lease relating thereto), (vi) possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, flue pipes, signs, piers, lintels, window sills, protective netting, sidewalk sheds, coping walls (including retaining walls and yard walls) and the like, if any, on, under, or above any street or highway, the Property or any adjoining property, (vii) any Violations now or hereafter issued or noted, (viii) the standard printed exclusions from coverage contained in the ALTA form of owner’s title policy currently in use in New York, with the standard New York endorsement, (ix) any Lien in respect of Taxes, (including, without limitation, real estate taxes, sewer rents and taxes, water rates and charges, vault charges and taxes, business improvement district taxes and assessments) not yet due and payable, or if due, the validity of which is being contested in good faith by appropriate proceedings, (x) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business or that are not yet due and payable or that are being contested in good faith, (xii) those matters which will be extinguished upon transfer of  Seller’s Common Stock, and (xii) minor variations between the tax lot lines and the description of the Property set forth on Exhibit A, Exhibit B-1 and Exhibit B-2 attached hereto.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Preferred Stock” has the meaning set forth in the Basic Company Agreements.

“Preliminary Title Commitment” means the title insurance commitment, dated March 1, 2010 issued by the Title Company, Title NO. 10-7406-22319-NYM.

“Property” has the meaning set forth in the Recitals.

“Property Owners” has the meaning set forth in the Recitals.

“Purchase Price Adjustment” means the adjustment to the Closing Consideration Amount made in accordance with Section 2.4(a).

“Purchase Price Adjustment Statement” has the meaning set forth in Section 2.4(a).

“Qualified REIT” means an entity qualifying as a “real estate investment trust” under Section 856 of the Code.

“Reclassified Certificates” has the meaning set forth in Section 5.10.

“Remedy” has the meaning set forth in Section 6.3(d)(ii).

“Required Amendments” means those certain amendments to the Basic Company Agreements (other than the Shareholders’ Agreement) in the forms annexed hereto as Exhibit D-1 and Exhibit D-2.

“Responsible Party” has the meaning set forth in Section 11.1.

“Restraints” has the meaning set forth in Section 6.1(a).

“RGI” has the meaning set forth in the Recitals.

“ROFR Waiver” has the meaning set forth in the Recitals.

“Shareholders’ Agreement” has the meaning set forth in the Recitals.

“Seller” has the meaning set forth in the Preamble.

“Seller’s Common Stock” has the meaning set forth in the Recitals.

“Seller Indemnitees” has the meaning set forth in Section 9.2(a).

“Senior Lender” has the meaning set forth in the Recitals.

“Senior Loan” means the loan made pursuant to the Loan Agreement.

“SLG” means SL Green Realty Corp., a Maryland corporation.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Survey” means, collectively, (i) that survey made by Earl B. Lovell — S.P. Belcher, Inc., dated August 10, 1972 and last revised and brought to date by visual examination on April 27, 2010, (ii) that survey made by Early B. Lovell — S.P. Belcher, Inc., dated September 26, 1968 and last revised and brought to date by visual examination on April 27, 2010, (iii) that survey made by Early B. Lovell — S.P. Belcher, Inc., dated October 17, 1941 and last revised and brought to date April 27, 2010 (iv) that survey made by J. George Hollerith, dated March 27, 1935 and last revised and brought to date April 27, 2010, and (v) that survey made by Earl B. Lovell — S.P. Belcher, Inc., dated November 13, 1952, updated by visual examination on April 26, 2010.

“Taking” has the meaning set forth in Section 5.9(a).

“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise production, value added, occupancy, Transfer Taxes, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties or additions to tax attributable to such taxes.

“Tax Return” means any report, return, statement or other written information (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied by the Company or any of its Subsidiaries to a Taxing Authority in connection with any Taxes and any amendment thereto.

“Taxing Authority” means any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Tenants” has the meaning set forth in Section 3.8(a).

“Title Affidavit” has the meaning set forth in Section 7.7.

“Title Company” means Fidelity National Insurance Title Company.

“Title Objections” has the meaning set forth in Section 6.3(d).

“Title Policy” has the meaning set forth in Section 6.3(d).

“Third Party Claim” has the meaning set forth in Section 9.2(d)(ii)(A).

“Total Common Stock” has the meaning set forth in the Recitals.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest).

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).

“Violations” means any and all notes or notices of violations of Law regarding the Property noted in or issued by any Governmental Authority, or any condition or state of repair or disrepair or other matter or thing, whether or not noted, which, if noted, would result in a violation being placed on the Property.

1.2.         Rules of Construction.  Unless the context otherwise requires:

(a)           A capitalized term has the meaning assigned to it;

(b)           An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)           References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d)           References to Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified;

(e)           The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(f)            This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(g)           All monetary figures shall be in United States dollars unless otherwise specified; and

(h)           References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified.

ARTICLE II

Purchase and Sale

2.1.         Closing.  The closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, at 10:00 A.M. local time on the tenth Business Day, which may be extended for up to five (5) additional Business Days by the Buyer, immediately following the day on which the last of the conditions set forth in Sections 6.1(b) and 6.1(c) are satisfied in accordance with this Agreement, or on such other date as Buyer and Seller may otherwise agree.  The day on which the Closing actually occurs is referred to herein as the “Closing Date.”

2.2.         Purchase and Sale.  Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer and assign to Buyer, all of Seller’s Common Stock, free and clear of all Liens, subject only to the terms of the Basic Company Agreements.

2.3.          Payments at the Closing; Deposit.  The purchase price to be paid by Buyer for Seller’s Common Stock shall be Four Hundred Eighty-One Million Five Hundred Thousand Dollars ($481,500,000) (as may be adjusted pursuant to this Section 2.3 and Section 2.4, the “Closing Consideration Amount”), payable as follows:

(a)           Simultaneous with the execution of this Agreement by Buyer and Seller, a portion of the Closing Consideration Amount in the amount of $50,000,000 (the “Deposit”) shall be delivered by Buyer to Title Company (the “Escrow Agent”), pursuant to an escrow agreement in the form of Exhibit E attached hereto (the “Escrow Agreement”), by wire transfer of immediately available funds to an account (the “Escrow Account”) to be designated and administered by the Escrow Agent on the terms set forth in the Escrow Agreement.

(b)           At least three (3) Business Days prior to the Closing, Seller shall deliver to Buyer a closing date statement substantially in the form attached hereto as Schedule 2.3(b) (the “Closing Date Statement”), which Closing Date Statement shall set forth Buyer’s good faith estimate of Closing Date Net Working Capital.

(c)           If Closing Date Net Working Capital as shown on the Closing Date Statement (the “Estimated Closing Date Net Working Capital”) is greater than zero (the “Base Net Working Capital”), then the Closing Consideration Amount shall be increased by forty-five percent (45%) of the amount of such excess.  If Estimated Closing Date Net Working Capital is less than Base Net Working Capital (which calculation shall include negative numbers), then the Closing Consideration Amount shall be decreased by forty-five percent (45%) of such shortfall.  The Closing Consideration Amount, as so adjusted, is referred to as the “Estimated Closing Consideration Amount.”

(d)           At the Closing, Seller shall be entitled to receive the Deposit (together with all interest accrued thereon) from Escrow Agent and Buyer shall pay to Seller an amount equal to the balance of the Estimated Closing Consideration Amount (i.e., the Estimated Closing Consideration Amount less the Deposit and any interest accrued thereon), by wire transfer of immediately available funds to an account designated by Seller.

2.4.         Purchase Price Adjustment.

(a)           Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement identifying the Closing Date Net Working Capital (the “Purchase Price Adjustment Statement”).  If the Closing Date Net Working Capital is greater than the Estimated Closing Date Net Working Capital, Buyer shall pay Seller an amount equal to forty-five percent (45%) of the difference between the Closing Date Net Working Capital and the Estimated Closing Date Net Working Capital in accordance with Section 2.4(e) hereof.  If the Estimated Closing Date Working Capital is greater than the Closing Date Net Working Capital, Seller shall pay Buyer an amount equal to forty-five percent (45%) of the difference between the Estimated Closing Date Working Capital and the Closing Date Net Working Capital in accordance with Section 2.4(e) hereof.  Additionally the Purchase Price Adjustment shall contain an additional adjustment (either a credit or debit) equal to 45% of the difference between (x) the actual outstanding balance of the Senior Loan on the Closing Date and (y) $170,000,000.

(b)           Each party shall provide the other party and its representatives with reasonable access to the Business Records and relevant personnel and properties during the preparation of the Purchase Price Adjustment Statement and the resolution of any disputes that may arise under this Section 2.4.

(c)           If Seller disagrees with the determination of the Purchase Price Adjustment or the composition of assets or liabilities contained in the Purchase Price Adjustment Statement, Seller shall notify Buyer in writing of such disagreement within thirty (30) days after delivery of the Purchase Price Adjustment Statement to Seller (the “Objection Disputes”).  During the thirty (30) day period of its review, Seller shall have reasonable access to any documents, schedules or work papers used in the preparation of the Purchase Price Adjustment Statement.  The failure of Seller to deliver written notice of an Objection Dispute to Buyer within thirty (30) days after delivery of the Purchase Price Adjustment Statement to Seller shall be deemed acceptance of the Purchase Price Adjustment Statement and agreement to the Purchase Price Adjustment amount by Seller.

(d)           Buyer and Seller shall negotiate in good faith to resolve any Objection Dispute and any resolution agreed to in writing by Buyer and Seller shall be final and binding upon the parties.  If Buyer and Seller are unable to resolve all Objection Disputes within twenty (20) days of delivery of written notice of such Objection Disputes by Seller to Buyer, then the disputed matters shall be referred for final determination to The Schonbraun McCann Group (the

“Accounting Arbitrator”) within fifteen (15) days thereafter.  If such firm is unable to serve, Buyer and Seller shall jointly select an Accounting Arbitrator from an accounting firm of national standing that is not the independent auditor of (and does not otherwise serve as a Consultant to) Buyer, Seller or the Company (or their respective Affiliates).  If Buyer and Seller are unable to agree upon an Accounting Arbitrator within such time period, then the Accounting Arbitrator shall be an accounting firm of national standing designated by the American Arbitration Association in New York, New York; provided, that such firm shall not be the independent auditor of (or otherwise serve as a Consultant to) Buyer, Seller or the Company (or their respective Affiliates).  The Accounting Arbitrator shall only consider those items and amounts set forth on the Purchase Price Adjustment Statement as to which Buyer and Seller have disagreed within the time periods and amounts and on the terms specified in Section 2.4(c) and Section 2.4(d) and must resolve all unresolved Objection Disputes in accordance with the terms and provisions of this Agreement.  The Accounting Arbitrator shall deliver to Buyer and Seller, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any unresolved Objection Disputes determined in accordance with the terms herein.  The Accounting Arbitrator shall select as a resolution the position of either Buyer or Seller for each Objection Dispute (based solely on presentations and supporting material provided by the parties and not pursuant to any independent review) and may not impose an alternative resolution.  Such report shall be final and binding upon all of the parties to this Agreement.  Upon the agreement of Buyer and Seller or the decision of the Accounting Arbitrator, or if Seller fails to deliver written notice of disagreement to Buyer within the thirty (30) day period provided in Section 2.4(c), the Purchase Price Adjustment Statement, as adjusted if necessary pursuant to the terms of this Agreement, shall be deemed to be the Purchase Price Adjustment Statement for purposes of calculating the Purchase Price Adjustment pursuant to this Section 2.4.  The fees, expenses and costs of the Accounting Arbitrator shall be borne equally by Buyer and Seller.

(e)           Any Purchase Price Adjustment shall be paid by Buyer or Seller, as applicable, by wire transfer of immediately available funds to an account designated by the party receiving such payment within five (5) Business Days after the final determination of the Purchase Price Adjustment.  SLG hereby guarantees the obligations of Seller to pay the Purchase Price Adjustment to Buyer pursuant to this Section 2.4 and CPPIB hereby guarantees the obligations of Buyer to pay the Purchase Price Adjustment to Seller pursuant to this Section 2.4, as applicable. The provisions of this Section 2.4 shall survive the Closing.

ARTICLE III

Representations and Warranties of the Seller

Seller represents and warrants to the Buyer as of the date hereof and as of the Closing:

3.1.         Organization and Power.  Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of Delaware and qualified to do business in the State of New York.  Seller has the full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

3.2.         Authorization and Enforceability.  The execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party and the performance by Seller of the Contemplated Transactions have been duly authorized by Seller and, to the extent required, the Persons Controlling Seller and no other corporate proceedings on the part of Seller (including, without limitation, any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller is a party or the consummation of the Contemplated Transactions.  This Agreement is, and each of the Ancillary Documents to be executed and delivered at the Closing by Seller will be at the Closing, duly authorized, executed and delivered by Seller and constitute, or as of the Closing Date will constitute, valid and legally binding agreements of Seller enforceable against Seller, in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3.         No Violation; Consents.

(a)           The execution and delivery by Seller of this Agreement and the Ancillary Documents to which Seller is a party, consummation of the Contemplated Transactions and compliance with the terms of this Agreement and the Ancillary Documents to which Seller is a party will not, subject to obtaining the ROFR Waiver and Lender Approval, (i) conflict with or violate any provision of the Organizational Documents of Seller, or to the Knowledge of Seller, the Company or the 1221 Property Owner, (ii) violate or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give the other parties thereto any rights of termination, amendment, acceleration or cancellation of, any loan or credit agreement, instrument, permit, concession, franchise or license applicable to Seller, or to the Knowledge of Seller, the Company or the 1221 Property Owner, which would materially restrict Seller’s ability to consummate the Contemplated Transactions or result in liability to Buyer, (iii) conflict with or violate in any material respect any Law applicable to Seller or by which the Company or the 1221 Property are bound or affected, or (iv) result in the creation of, or require the creation of, any material Lien upon Seller’s Common Stock, or to the Knowledge of Seller, any other shares of capital stock of the Company.

(b)           Other than those consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Authority (collectively, “Governmental Consents”) which have been obtained by Seller, no Governmental Consents are required by or with respect to Seller or, to the Knowledge of Seller, the Company, in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller is a party or the consummation of the Contemplated Transactions where the failure to obtain such Governmental Consents would have a Company Material Adverse Effect or would materially restrict Seller’s ability to consummate the Contemplated Transactions or result in liability to Buyer.

(c)           Subject to obtaining the ROFR Waiver and the Lender Approval, and except for any Governmental Consents and any other consents, approvals or waivers that have been obtained by Seller, the execution and delivery by Seller of this Agreement and the consummation of the Contemplated Transactions do not and will not require any consent, approval or waiver by any third party (including, without limitation, the consent of any direct or indirect partner of Seller) where the failure to obtain such consent, approval or waiver would have a Company Material Adverse Effect or would materially restrict Seller’s ability to consummate the Contemplated Transactions or result in liability to Buyer.

3.4.         Capitalization and Organization of the Company.

(a)           The authorized capital stock of the Company consists of 2,000 shares of common stock, par value $2.00 per share and 2,000 shares of common stock are issued and outstanding.  To the Knowledge of Seller, no shares of common stock of the Company are owned by any Person other than Seller and RGI.  All of Seller’s Common Stock is duly authorized, validly issued, fully paid and non-assessable, and to the Knowledge of Seller, all of the Total Common Stock (other than Seller’s Common Stock) is duly authorized, validly issued, fully paid and non-assessable.

(b)           Seller is the record and beneficial owner of 900 shares of the Total Common Stock and, to the Knowledge of Seller, RGI is the record and beneficial owner of 1100 shares of the Total Common Stock.

(c)           Except as set forth in the Basic Company Agreements, (i) there are no existing options, warrants, calls, pre-emptive rights, rights of first refusal, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to Seller’s Common Stock or securities convertible into or exercisable or exchangeable for Seller’s Common Stock, and (ii) to the Knowledge of Seller, there are no existing options, warrants, calls, pre-emptive rights, rights of first refusal, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to any other shares of capital stock of the Company or the 1221 Property Owner or securities convertible into or exercisable or exchangeable for any other shares of capital stock or membership interests, as applicable, of the Company or the 1221 Property Owner.

(d)           Seller has good and marketable title to one hundred percent (100%) of Seller’s Common Stock.  The transfer and delivery of Seller’s Common Stock by Seller to Buyer as contemplated by this Agreement and the Ancillary Documents will transfer good and valid title to all of Seller’s Common Stock free and clear of all Liens, claims or other encumbrances, subject only to the terms of the Basic Company Agreements.

(e)           To the Knowledge of Seller, (i) Schedule 3.4(e) accurately and completely describes the ownership structure of the Company, each of its constituent owners and each of its subsidiaries and (ii) since December 24, 2003, the Company has not owned, and does not own, directly or indirectly, beneficially or otherwise, capital stock, limited liability company interests, partnership interests or any other beneficial or equity interest in any Person other than the Property Owners.

(f)            Schedule 3.4(f) contains a true, correct and complete list of (i) all Organizational Documents of the Company and, to the Knowledge of Seller, the 1221 Property Owner and (ii) any other material agreements, to the Knowledge of Seller, that relate to the ownership and corporate governance of the Company and the 1221 Property Owner.  Seller has delivered to Buyer true and correct copies of each of the Organizational Documents listed on Schedule 3.4(f) in the possession of Seller and there have been no amendments, modifications or supplements to such Organizational Documents except as set forth on Schedule 3.4(f) or after the date of this Agreement with Buyer’s approval in accordance with Section 5.1.

(g)           Neither Seller, nor to the Knowledge of Seller, the Company or the 1221 Property Owner is in breach of, or in default under, its respective Organizational Documents and no event has occurred that, with the giving of notice or passage of time, or both, would constitute a default under the Organizational Documents of Seller, or to the Knowledge of Seller, the Company or the 1221 Property Owner.  Seller has not received any communication from any Governmental Authority asserting that the Company or the 1221 Property Owner are not in compliance with any Organizational Documents or requirement of Law applicable to it.

3.5.         Financial Statements and Books and Records; Absence of Certain Changes or Events.

(a)           Seller has delivered to Buyer, or made available to Buyer for review (i) true and complete copies of all financial statements, general ledgers and books of account related to the operations of the Company and the 1221 Property Owner that are in Seller’s possession or control and that have been requested by Buyer for the years ended December 31, 2007, 2008 and 2009, and (ii) true and complete copies of the 12 most recent monthly reports that have been provided to Seller by the Company in connection with the 1221 Property, substantially in the form of Exhibit F attached hereto.

(b)           Since December 31, 2009, there have not been any occurrences or circumstances affecting Seller, or to the Knowledge of Seller, the Company or the 1221 Property Owner that would have, or that with the passage of time would reasonably be expected to have a material adverse effect on the operations, assets, businesses, affairs, properties or financial condition of the Company or the 1221 Property Owner or materially restrict Seller’s ability to consummate the Contemplated Transactions.  To the Knowledge of Seller, since December 31, 2009, the Company and the 1221 Property Owner have conducted its business in the ordinary course consistent with past practices and there has not been any change in the accounting, tax or reserve methods, principles or practices of the Company or the 1221 Property Owner, except insofar as required by a change in GAAP.

3.6.         Litigation.

(a)           There is no litigation, legal action, arbitration, mediation, proceeding, demand, investigation or claim (“Litigation”) pending as to which Seller has received written notice or, to the Knowledge of Seller, threatened, against or involving the Company or the 1221 Property Owner at Law or in equity or before any Governmental Authority that is not or would not be covered by insurance. To the Knowledge of Seller, neither the Company nor the 1221 Property Owner is subject to any Order arising from any Litigation.

(b)           There is no Litigation as to which Seller has received written notice or, to the Knowledge of Seller, is threatened against or involving Seller which questions the validity of this Agreement or any of the Ancillary Documents to which it is a party or seeks to prohibit, enjoin or otherwise challenge Seller’s ability to consummate the Contemplated Transactions.

3.7.         Taxes and Tax Matters.

(a)           To the Knowledge of Seller, all material Tax Returns required to be filed by the Company and 1221 Property Owner  have been duly and timely filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects.  To the Knowledge of Seller, the Company and 1221 Property Owner have paid (or caused to be paid) all Taxes shown to be payable on such Tax Returns (other than Taxes that are being contested in good faith).

(b)           To the Knowledge of Seller, there is no material action, suit, proceeding, audit, investigation or claim pending or threatened in respect of any Taxes for which the Company or 1221 Property Owner is liable. To the Knowledge of Seller, no material deficiency or claim for any such Taxes has been asserted in writing by a Taxing Authority.

(c)           To the Knowledge of Seller, the Company is a Qualified REIT.

(d)           Assuming that Buyer owns no other interest directly or indirectly in any of the Properties, no Transfer Taxes will be imposed on the Contemplated Transactions either (i) solely as a result of the Contemplated Transactions or (ii) as a result of the aggregation of the Contemplated Transactions with any other transfers prior to the Closing with respect to Seller’s Common Stock.

3.8.         Real Estate.

(a)           Schedule 3.8(a) is a true, correct and complete list of all Leases that have been provided to Seller by the Company in connection with the 1221 Property, and Seller has delivered to Buyer, or made available to Buyer for review, true and complete copies of all such Leases as received.  To the Knowledge of Seller, the 1221 Property Owner has neither received nor delivered any written notices from or to any of the tenants under the Leases (the “Tenants”) asserting that either the 1221 Property Owner or any such Tenant is in default in any material respect under any of the respective Leases (other than defaults that have been cured in all material respects).  To the Knowledge of Seller, except as set forth on Schedule 3.8(a), (i) all of the Leases set forth on Schedule 3.8(a) are in full force and effect and there is no default by the Tenants or the 1221 Property Owner under such Leases and (ii) neither the 1221 Property Owner nor any Tenant has waived any material term or condition of any such Lease and all material covenants thereunder to be performed by the 1221 Property Owner or any Tenant have been performed in all material respects.

(b)           Schedule 3.8(b) is a true, correct and complete list of the security deposits held by the 1221 Property Owner under the Leases as of the date set forth thereon to the extent that Seller has received such information from the Company.

(c)           Schedule 3.8(c) is a true, correct and complete list as of the date set forth thereon of the tenant arrearage schedule to the extent such information has been provided to Seller by the Company in connection with the 1221 Property.

(d)           To the Knowledge of Seller, (i) the Management Agreement is in full force and effect in accordance with its terms and (ii) there have been no amendments,

modifications or supplements to the Management Agreement.  Without limiting the foregoing, (x) Seller has not consented to, and neither Manager nor the Company has requested the consent of Seller to, either (A) any amendment, modification or supplement to the Management Agreement that would increase or alter the fee payable to the manager thereunder, or which would alter the material economic terms of the Management Agreement, or (B) the assignment by Manager of its rights and obligations as manager under the Management Agreement to any Person other than RGI or RGI’s parent or parents (or its or their successors), or any of their respective Affiliates and (y) Seller has not delivered a notice of default or termination notice to Manager under the Management Agreement and, to the Knowledge of Seller, no breach or default exists (or condition exists which with the passage of time would constitute a breach or default) on the part of Manager that would permit Seller to deliver a notice of default or termination notice under the Management Agreement in accordance with the terms thereof.

(e)           There is no Litigation as to which Seller has received written notice, or, to the Knowledge of Seller, is threatened with respect to all or any portion of the 1221 Property, in each case which is not or would not be covered by insurance and which would have a material adverse effect on the use or operation of the 1221 Property.

(f)            There are no condemnation or eminent domain proceedings as to which Seller has received written notice, or to the Knowledge of Seller, is threatened against the 1221 Property.

(g)           Seller has delivered to Buyer a true, correct and complete copy of Seller’s Title Policy and copies of all other title policies and surveys in Seller’s possession or control relating to the 1221 Property.  Seller has not received written notice of any cancellation or termination of Seller’s Title Policy and no claims have been made and no claims have been paid under Seller’s Title Policy.

3.9.         Debt.

(a)           Except for the indebtedness pursuant to the Loan Agreement, to the Knowledge of Seller, neither the Company nor the 1221 Property Owner has any outstanding indebtedness for borrowed money (including but not limited to any shareholder loans) and neither the Company nor the 1221 Property Owner has guaranteed the payment or performance of the obligations of any Person other than pursuant to the Loan Agreement and other Loan Documents.

(b)           Schedule 3.9(b) contains a true, correct and complete list of the Loan Documents that have been provided to Seller by the Company and true and correct copies of the Loan Documents that have been provided to Seller by the Company have been delivered or made available to Buyer for review.  To the Knowledge of Seller, (i) there have been no amendments, modifications or supplements to the Loan Documents set forth on Schedule 3.9(b) except as set forth on Schedule 3.9(b), and except for amendments, modifications or supplements permitted pursuant to Section 5.1, (ii) the Loan Agreement and all other Loan Documents are in full, force and effect  and (iii) Seller, and to the Knowledge of Seller, the 1221 Property Owner and the Company, have not received written notice alleging that the 1221 Property Owner or the

Company has defaulted in the performance of any of their respective obligations under the Loan Agreement or the other Loan Documents.

3.10.       Board of Directors.  The individuals identified on Schedule 3.10 are Seller’s sole representatives on the Board (as defined in the Basic Company Agreements) and Seller has not appointed any alternative representatives to the Board.

3.11.       Company Investments.  To the Knowledge of Seller, since December 24, 2003, the Company has not conducted and currently does not conduct any business, and has not owned and does not own any real estate or other assets, other than the business of owning the ownership interests in the Property Owners.

3.12.        OFAC.  Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “OFAC Order”) and other similar requirements contained in the rules and regulations of the office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the OFAC Order and such other rules, regulations, legislation, or orders are collectively called the “OFAC Orders”).  Further, Seller covenants and agrees to make its policies, procedures and practices regarding compliance with the OFAC Orders, if any, available to Buyer for its review and inspection during normal business hours and upon reasonable prior notice.  Neither Seller nor any beneficial owner of Seller:

(a)           is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the OFAC Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable OFAC Orders (such lists are collectively referred to as the “Lists”)

(b)           is a person who has been determined by competent authority to be subject to the prohibitions contained in the OFAC Orders; or

(c)           is owned or controlled by, or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the OFAC Orders.

3.13.       No Brokers.  Neither Seller nor or any of its Affiliates has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

3.14.       Environmental.  Seller has not, and to the Knowledge of Seller, neither the Company nor the 1221 Property Owner has received any written notice from any Governmental Authority asserting that a condition exists at the 1221 Property that constitutes or has resulted in a violation of any Environmental Laws, or that any claim is being asserted against Seller, the Company or the 1221 Property Owner (or in a manner by which the Company could be financially responsible) by reason of any such violation, which notice or violation remains uncured.  The term “Environmental Laws” means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S. §§ 6901 et seq.), the Toxic Substance Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq.), Environmental Protection Agency regulations pertaining to Asbestos (including, without limitation, 40 C.F.R. Part 61, Subpart M, the United States Environmental Protection Agency Guidelines on Mold Remediation in Schools and Commercial Buildings, the United States Occupational Safety and Health Administration regulations pertaining to Asbestos including, without limitation, 29 C.F.R.  Sections 1910.1001 and 1926.58), applicable New York State and New York City statutes and the rules and regulations promulgated pursuant thereto regulating the storage, use and disposal of Hazardous Materials, the New York City Department of Health Guidelines on Assessment and Remediation of Fungi in Indoor Environments and any state or local counterpart or equivalent of any of the foregoing, and any related federal, state or local transfer of ownership notification or approval statutes.  The term “Hazardous Materials” means (a) those substances included within the definitions of any one or more of the terms “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” and “toxic pollutants,” as such terms are defined under the Environmental Laws, or any of them, (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof, (d) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable (collectively, “Asbestos”), (e) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids, (f) radon, (g) any other hazardous or radioactive substance, material, pollutant, contaminant or waste, and (h) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, monitoring or remediation.

3.15.       Disclaimer.

(a)           Notwithstanding anything to the contrary contained in this Agreement, neither the Seller nor any Person acting on behalf of Seller has made, or shall be deemed to have made, to Buyer or any other Person any representations or warranty other than those expressly made by Seller in this Article III.  Buyer hereby acknowledges that, except as expressly set forth in this Agreement, neither Seller nor any Person acting on behalf of Seller, nor any person or entity which prepared or provided any of the materials reviewed by Buyer in conducting its due diligence, nor any successor or assign of any of the foregoing parties, has made or shall be deemed to have made any oral or written representations or warranties, whether expressed or implied, by operation of law or otherwise (including, without limitation, warranties of habitability, merchantability or fitness for a particular purpose), with respect to the Property, including, without limitation, the permitted use thereof or the zoning and other Laws applicable thereto or the compliance by the Property therewith, the revenues and expenses generated by or associated with the Property, or otherwise relating to the Property or the transactions contemplated herein.  Except as expressly set forth in this Agreement, Buyer further acknowledges that all materials which have been provided by Seller have been provided without any warranty or representation, expressed or implied as to their content, suitability for any purpose, accuracy, truthfulness or completeness and except as expressly set forth in this Agreement, Buyer shall not have any recourse against Seller in the event of any errors therein or omissions therefrom.  Buyer is acquiring Seller’s Common Stock based solely on its own independent investigation and inspection of Seller’s Common Stock and the Property, and not in reliance on any information provided by Seller, except for the representations expressly set forth herein.  Without limiting the generality of the foregoing, no representation or warranty has been made or is being made herein to Buyer or any other Person (i) as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any tangible assets (including the Property) or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent (or any other representation or warranty referred to in section 2-312 of the uniform commercial code of any applicable jurisdiction), (ii) with respect to any projections, forecasts, business plans, estimates or budgets delivered to or made available to Buyer or any other Person, or (iii) with respect to any other information or documents made available at any time to Buyer or any other Person.

(b)           Buyer acknowledges and agrees that it is purchasing Seller’s Common Stock subject to the Property being in “as is” and “with all faults” condition, based upon the condition (physical or otherwise) of the Property as of the date of this Agreement, reasonable wear and tear and, subject to the provisions of Sections 5.8 and 5.9 of this Agreement, loss by condemnation or fire or other casualty excepted.

ARTICLE IV

Representations and Warranties of Buyer

Buyer represents and warrants to the Seller as of the date hereof and as of the Closing:

4.1.         Organization and Power.  Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the province of Ontario, Canada and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

4.2.         Authorization and Enforceability.  The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the performance by Buyer of the Contemplated Transactions have been duly authorized by Buyer and no other corporate proceedings on the part of Buyer (including, without limitation, any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer is a party or the consummation of the Contemplated Transactions.  This Agreement is, and each of the Ancillary Documents to be executed and delivered at the Closing by Buyer will be at the Closing, duly authorized, executed and delivered by Buyer and constitute, or as of the Closing Date will constitute, valid and legally binding agreements of Buyer enforceable against Buyer, in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3.         No Violation.  The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party, consummation of the Contemplated Transactions and compliance with the terms of this Agreement and the Ancillary Documents to which Buyer is a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Buyer, or (b) conflict with or violate in any material respect any Law applicable to Buyer.  Neither Buyer nor its Affiliates are subject to any Contract that would materially restrict Buyer’s ability to consummate the Contemplated Transactions.

4.4.         Litigation.  There is no Litigation pending or, to the Knowledge of Buyer, threatened against or involving Buyer which questions the validity of this Agreement or any of the Ancillary Documents to which it is a party or seeks to prohibit, enjoin or otherwise challenge Buyer’s ability to consummate the Contemplated Transactions.

4.5.         Financial Capacity.  Buyer has, or has access to, and will have available on the Closing Date, capital in an amount that is sufficient to pay the Estimated Closing Consideration Amount as required by and in accordance with this Agreement.

4.6.         No Brokers.  Neither Buyer nor or any of its Affiliates has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

4.7.         Investment Intent.  Buyer is acquiring the shares of Seller’s Common Stock to be purchased under this Agreement for its own account for investment, without a view to resale or distribution thereof in violation of federal or state securities Laws and with no present intention of distributing or reselling any part thereof.

4.8.         Non-Controlling Interest.  Buyer acknowledges that Seller owns a non-controlling interest in the Company and has no right to direct or cause the direction of the management or policies of the Company or to otherwise Control the Company other than for those limited rights set forth in the Basic Company Agreements.   To the extent Seller covenants or otherwise agrees in this Agreement to cause RGI, the Company or any of the Subsidiaries to take any action or make any decision, such covenant or agreement shall in all cases be qualified by Seller’s ability to cause the taking of any such action or making of any such decision under the Basic Company Agreements.

4.9.         Investigation.  Buyer is knowledgeable about the real estate industry in which the Company operates and the Laws and regulations applicable to the Company’s business and operations, and is experienced in the acquisition and management of businesses.  Buyer has inspected the 1221 Property and the Other Property and has been afforded reasonable access to the books and records of the Company for purposes of conducting a due diligence investigation of the 1221 Property, the Other Property and the Company.  Buyer has conducted a reasonable due diligence investigation of the 1221 Property, the Other Property and the Company, which process and the results thereof are satisfactory to Buyer.  Buyer does not have any knowledge of any inaccuracy or failure to be true of any of the representations or warranties of the Seller in Article III or in any of the Ancillary Documents.

4.10.       OFAC. Buyer is in compliance with the requirements of the OFAC Orders.  Further, Buyer covenants and agrees to make its policies, procedures and practices regarding compliance with the OFAC Orders, if any, available to Seller for its review and inspection during normal business hours and upon reasonable prior notice.  Neither Buyer nor any beneficial owner of Buyer:

(a)           is listed on any Lists;

(b)           is a person who has been determined by competent authority to be subject to the prohibitions contained in the OFAC Orders; or

(c)           is owned or controlled by, or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the OFAC Orders.

4.11.       Taxes.  Buyer’s ownership interest in the Company as of and after the Closing Date will not cause the Company to fail to satisfy any requirements to be a Qualified REIT for the taxable year of the Company that includes the Closing Date.

ARTICLE V

Covenants

5.1.         Conduct of the Company.  Except (i) to the extent compelled or required by applicable Law or (ii) as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), during the period from the date hereof to the Closing Date, to the extent Seller has any rights to Control such activity or matter, Seller shall, and shall cause its representatives to:

(a)           Use its reasonable efforts (only to the extent that the Seller has any rights with respect to any such activities or matters) to cause the Company and 1221 Property Owner to conduct its business and operations in the ordinary course, consistent with past practice;

(b)           Not approve of, consent, vote its shares or otherwise act (only to the extent that the Seller has any rights with respect to any such activities or matters) to permit the Company or 1221 Property Owner to  amend, modify or repeal the Organizational Documents of the Company or 1221 Property Owner other than the Required Amendments;

(c)           Not approve of, consent, vote its shares or otherwise act (only to the extent that the Seller has any rights with respect to any such activities or matters) to authorize or permit the Company or 1221 Property Owner to (i) issue, grant, sell or encumber any capital stock (including Preferred Stock), membership interests or other securities, options, warrants, puts, calls, subscriptions or other rights of any kind, fixed or contingent, that directly or indirectly call for the acquisition, issuance, sale, pledge or other disposition of any shares of capital stock

(including Preferred Stock), membership interests or other securities in the Company or 1221 Property Owner, (ii) amend or modify the dividend rate for the Preferred Stock, provide any option on the part of the Company to redeem the Preferred Stock (other than the redemption rights granted at issuance of the Preferred Stock) or permit the exchange or conversion of the Preferred Stock into other capital stock or indebtedness of the Company or (iii) make any other changes in the equity capital structure of the Company and 1221 Property Owner;

(d)           Not approve of, consent, vote its shares or otherwise act (only to the extent that the Seller has any rights with respect to any such activities or matters) to authorize or permit the Company or 1221 Property Owner to voluntarily create or assume any Lien with respect to any of the assets of the Company or 1221 Property Owner;

(e)           Use its reasonable efforts (only to the extent that the Seller has any rights with respect to any of such activities or matters) to cause the Company to maintain the 1221 Property in accordance with its normal and customary business practice;

(f)            Not approve of, consent, vote its shares or otherwise act (only to the extent that the Seller has any rights with respect to any such activities or matters) to authorize or permit the Company or 1221 Property Owner to (i) incur or assume any indebtedness for borrowed money other than the Senior Loan, (ii) repay, prepay, refinance or modify the Senior Loan or other liability except as provided in the Shareholders’ Agreement; provided, that, Buyer’s consent (not to be unreasonably withheld or delayed) shall be required prior to Seller taking any action in accordance with Section 4.1 and 4.2 of the Shareholders’ Agreement or (iii) assume or guarantee the indebtedness or other obligations of any other Person;

(g)           Use its reasonable efforts (only to the extent that the Seller has any rights with respect to any such activities or matters) to cause the Company to not take any action that could reasonably be expected to result in any material adverse change in the operations or financial situation of the Company;

(h)           Not approve of, consent or otherwise act (only to the extent that the Seller has any rights with respect to any such activities or matters) to authorize or permit the Company or 1221 Property Owner to merge or consolidate with any other entity;

(i)            Not approve of, consent or otherwise act (only to the extent that the Seller has any rights with respect to any such activities or matters) to authorize or permit the Company to make or change any material tax election, change any annual tax accounting period, or adopt or change any method of tax accounting, file any amended Tax Return, enter into any closing agreement, or settle any material claim or assessment for Taxes; and

(j)            Not file any voluntary, or consent to the filing of any involuntary, petition for relief under Title 11 of the United States Code or any successor statute or under any reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law.

5.2.         Certain Tax Matters.  Buyer covenants and agrees that following the Closing, Buyer will not take any action or fail to take any action that will cause the Company to fail to satisfy any requirements to be a Qualified REIT for the taxable year of the Company that begins on or before the Closing Date and ends after the Closing, which taxable year may be less than twelve (12) months.

5.3.         Non-Solicitation.  Between the date hereof and the earlier of the Closing or the termination of this Agreement, Buyer shall not, and shall cause its Affiliates not to solicit any employees of Seller or its Affiliates (including the Company) to leave the employ of Seller or its Affiliates, as applicable, or violate the terms of their contracts, or any employment arrangements, with Seller or its Affiliates, as applicable; provided, that nothing in this Section 5.3 shall prohibit Buyer or any of its Affiliates from employing any such employee as a result of a general solicitation to the public or general advertising, or the solicitation of any individual whose employment with Seller and its Affiliates has been terminated for at least six (6) months.

5.4.         Public Announcements.

(a)           Except as provided in Section 5.4(b), the initial press release regarding this Agreement and the Contemplated Transactions shall be made at such time and in such form as Buyer and Seller agree, provided that in the event that the parties cannot agree, either party shall be permitted to make any disclosure required by Law.

(b)           Buyer recognizes that SLG, who indirectly owns interests in Seller, is a public company.  Accordingly, Buyer acknowledges and agrees that Seller or SLG may disclose in press releases, filings with Governmental Authorities, financial statements and/or other communications such information regarding the transactions contemplated hereby as may be necessary or advisable under securities laws, rules or regulations, GAAP or other accounting rules or procedures or SLG’s prior custom, practice or procedure.

5.5.         Commercially Reasonable Efforts.  Subject to the terms and conditions set forth herein and to applicable legal requirements, each of the parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including the satisfaction of the respective conditions set forth in Article VI.

5.6.         [INTENTIONALLY OMITTED]

5.7.         Estoppels.  Prior to the Closing, (i) Seller will request that RGI complete an estoppel certificate substantially on the terms set forth in Section 2.2(f) of the Shareholders’ Agreement, with such changes as have been agreed to by RGI and Buyer, and (ii) Seller has requested that the Company obtain, and endeavor to obtain from the Company, (a) completed tenant estoppel certificates from each of the Identified Tenants, substantially in the forms attached hereto as Exhibit G, and (b) a completed lender estoppel certificate from the Senior Lender, substantially in the form attached hereto as Exhibit H.  Seller shall deliver any such estoppel certificates to Buyer promptly upon receipt by Seller and Seller shall use its reasonable efforts to cause to be delivered to Buyer prior to the Closing completed estoppel certificates from each of the Identified Tenants.  The form estoppel certificates shall be subject to (i) non-material modifications thereof,  (ii) modifications thereof to conform the same to the applicable Lease or other information delivered to the Company prior to the date hereof and (iii) limiting its statements “to Tenant’s knowledge”, “Senior Lender’s knowledge” or “RGI’s knowledge”, as applicable (or words of similar import)).  The failure or inability of Seller to obtain such completed estoppel certificates shall not be a condition to Buyer’s obligation to consummate the Contemplated Transactions or otherwise affect Buyer’s obligations under this Agreement, and Seller shall not be required to expend any money, provide any financial or other accommodations or commence any litigation in connection with obtaining any estoppel certificates.

5.8.         Damage and Destruction.

(a)           If all or any part of the 1221 Property is damaged by fire or other casualty occurring on or after the date hereof and prior to the Closing Date, whether or not such damage affects a material part of the 1221 Property, then:

(i)            if (A) the estimated cost of repair or restoration is less than or equal to $75,000,000, and (B) the fire or other casualty does not permit Tenants comprising 25% or greater of the gross rental income of the 1221 Property the right to terminate their leases and (C) if the estimated time to substantially complete such repair or restoration is twenty-four (24) months or less, neither party shall have the right to terminate this Agreement and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Closing Consideration Amount or any liability or obligation on the part of Seller by reason of such destruction or damage.

(ii)           if (A) the estimated cost of repair or restoration exceeds $75,000,000, (B) the fire or other casualty permits Tenants comprising 25% or greater of the gross rental income of the 1221 Property the right to terminate their leases or (C) the estimated time to substantially complete such repair or restoration exceeds twenty-four (24) months, each party shall have the option, exercisable on or prior to the Casualty Election Date, time being of the essence, to terminate this Agreement by delivering notice of such termination to the other party, whereupon the Deposit (together with any interest accrued thereon) shall be returned to Buyer and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except for such provisions which are expressly provided in this Agreement to survive the termination hereof.  If a fire or other casualty described in this Section 5.8(a)(ii) shall occur and neither party shall timely elect to terminate this Agreement, then Buyer and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Closing Consideration Amount or any liability or obligation on the part of Seller by reason of such destruction or damage.

(b)           The estimated cost and time to repair and/or restore the 1221 Property contemplated in Section 5.8(a) shall be established by estimates obtained by Seller from independent contractors.  Buyer shall have the right to dispute any such estimates delivered by Seller by giving Seller notice thereof and describing the basis of such dispute in reasonable detail (a “Dispute Notice”) within ten (10) Business Days following Seller’s delivery of such estimates, time being of the essence.  If Buyer fails to timely deliver such a Dispute Notice, then Buyer shall be deemed to have waived its right to dispute the same.   If Buyer shall timely deliver such

a Dispute Notice, then such dispute shall be resolved as provided in Section 5.8(c) below.  Seller and Buyer shall cooperate and exercise due diligence to obtain damage estimation and insurance proceeds.

(c)           The provisions of this Section 5.8 supersede any Law applicable to the 1221 Property governing the effect of fire or other casualty in contracts for real property.  Any disputes under this Section 5.8 as to (i) the cost of repair or restoration, (ii) the time for completion of such repair or restoration or (iii) whether such fire or other casualty permits Tenants comprising 25% or greater of the gross rental income of the 1221 Property the right to terminate their leases shall be resolved by expedited arbitration before a single arbitrator in New York, New York acceptable to both Seller and Buyer in their reasonable judgment in accordance with the rules of the American Arbitration Association; provided that if Seller and Buyer fail to agree on an arbitrator within five (5) Business Days after a dispute arises, then either party may request the office of the American Arbitration Association located in New York, New York to designate an arbitrator.  Such arbitrator shall be an independent architect or engineer who is impartial and has no existing or historical personal professional relationship with Seller, Buyer or their respective Affiliates, having at least ten (10) years of experience in the construction of office buildings in New York, New York.  The determination of the arbitrator shall be conclusive and binding upon the parties.  The costs and expenses of such Arbitrator shall be borne equally by Seller and Buyer.

(d)           In the event of any fire or other casualty with respect to the 1221 Property, the Closing Date shall be extended to the tenth (10) Business Day following the Casualty Election Date; provided, however, the Closing Date shall not be extended if the damage caused by such fire or other casualty has been substantially restored prior to the Closing Date.

(e)           The damage by fire or other casualty of all or any part of the Other Property shall not be cause for either party to terminate this Agreement, and in such event the parties shall nonetheless consummate the Contemplated Transactions in accordance with this Agreement and the Ancillary Documents, without abatement of the Closing Consideration Amount, provided, that, Buyer will be entitled to a credit against the Closing Consideration Amount in an amount equal to the sum of (i) forty-five percent (45%) of the deductible amount applicable to such fire or other casualty under the Company’s insurance policies therefor, plus (ii) all insurance proceeds, if any, received by Seller in respect of such fire or other casualty and, to the extent such insurance proceeds are not received by Seller prior to Closing, at Closing Seller shall assign to Buyer its right (if any) to collect, and Buyer shall be entitled to collect and retain, such proceeds.

5.9.         Condemnation.

(a)           If, prior to the Closing Date, any part of the 1221 Property is taken (other than a temporary taking), or if Seller shall receive an official notice from any Governmental Authority having eminent domain power over the  1221 Property of its intention to take, by eminent domain proceeding, any part of the 1221 Property (a “Taking”), then:

(i)            if such Taking (A) involves twenty-five percent (25%) or less of the rentable area of the 1221 Property as determined by an independent architect chosen by

Seller (subject to Buyer’s review and reasonable approval of such determination and the provisions of Section 5.9(b)) and (B) does not permit Tenants comprising 25% or greater of the gross rental income of the 1221 Property the right to terminate their leases, then neither party shall have any right to terminate this Agreement, and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Closing Consideration Amount or any liability or obligation on the part of Seller by reason of such Taking.

(ii)           if such Taking (A) involves more than twenty-five percent (25%) of the rentable area of the 1221 Property as determined by an independent architect chosen by Seller or (B) permits Tenants comprising 25% or greater of the gross rental income of the 1221 Property the right to terminate their leases, then each party shall have the option, exercisable on or prior to the Condemnation Election Date, time being of the essence, to terminate this Agreement by delivering notice of such termination to the other party, whereupon the Deposit (together with any interest earned thereon) shall be returned to Buyer and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except pursuant to the provisions of this Agreement which are expressly provided to survive the termination hereof.  Buyer shall have the right to dispute any such determination by an independent architect by giving Seller a notice thereof and describing the basis of such dispute in reasonable detail within ten (10) Business Days following Seller’s delivery of such independent architect’s determination, time being of the essence.  If Buyer fails to timely deliver such a notice, then Buyer shall be deemed to have waived its right to dispute the same.  If Buyer shall timely deliver such a notice, then such dispute shall be resolved as provided in Section 5.9(b).  If a Taking described in this Section 5.9(a)(ii) shall occur and neither party shall timely elect to terminate this Agreement, then Buyer and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Closing Consideration Amount, provided, that, Buyer will be entitled to a credit against the Closing Consideration Amount in an amount equal to the Taking proceeds, if any, received by Seller prior to Closing, and to the extent the Taking Proceeds are not received by Seller prior to Closing, at Closing Seller shall assign to Buyer its right (if any) to collect, and Buyer shall be entitled to collect and retain such proceeds.

(b)           The provisions of this Section 5.9 supersede any law applicable to the 1221 Property governing the affect of condemnation in contracts for real property.  Any disputes under this Section 5.9 as to whether the Taking (i) involves more than twenty-five percent (25%) of the rentable area of the 1221 Property or (ii) permits Tenants comprising 25% or greater of the gross rental income of the 1221 Property the right to terminate their leases shall be resolved by expedited arbitration before a single arbitrator in New York, New York acceptable to both Seller and Buyer in their reasonable judgment in accordance with the rules of the American Arbitration Association; provided that if Seller and Buyer fail to agree on an arbitrator within five (5) Business Days after a dispute arises, then either party may request the office of the American Arbitration Association located in New York, New York to designate an arbitrator.  Such arbitrator shall be an independent architect having at least ten (10) years of experience in the construction of office buildings in New York, New York.  The costs and expenses of such Arbitrator shall be borne equally by Seller and Buyer.

(c)           In the event of any Taking with respect to the 1221 Property, the Closing Date shall be extended to the tenth (10th) Business Day following the Condemnation Election Date.

(d)           The Taking of all or any part of the Other Property shall not be cause for either party to terminate this Agreement, and in such event the parties shall nonetheless consummate the Contemplated Transactions in accordance with this Agreement and the Ancillary Documents, without abatement of the Closing Consideration Amount, provided, that, Buyer will be entitled to a credit against the Closing Consideration Amount in an amount equal to the Taking proceeds, if any, received by Seller prior to Closing, and to the extent the Taking Proceeds are not received by Seller prior to Closing, at Closing Seller shall assign to Buyer its right (if any) to collect, and Buyer shall be entitled to collect and retain such proceeds.

5.10.       Required Amendments.  At the Closing, simultaneous with the payment by Buyer to Seller of the Estimated Closing Consideration Amount, Seller agrees to: (i) consent in writing (and to cause each director of the Company appointed by Seller to consent and approve in writing) to the execution and delivery of the Required Amendments by the Company and any resolutions or consents authorizing the execution and delivery of the Required Amendments by the Company, (ii) request the Company to reclassify Seller’s Common Stock into a certificate or certificates representing 429 shares of non-voting Total Common Stock and 471 shares of voting Total Common Stock pursuant to the terms of the Required Amendments (the “Reclassified Certificates”) and deliver same to Seller, (iii) provided that the Company tenders for delivery the Reclassified Certificates to Seller, surrender the existing certificate or certificates representing all of the shares of Seller’s Common Stock to the Company, simultaneous with the Company’s tender for delivery of the Reclassified Certificates to Seller, and (iv) provided that the Company delivers the Reclassified Certificates to Seller, immediately deliver to Buyer the Reclassified Certificates, endorsed to Buyer and accompanied by a duly executed and witnessed stock power transferring Seller’s Common Stock to Buyer.

ARTICLE VI

Conditions to Closing

6.1.         Conditions to All Parties’ Obligations.  The obligations of the parties to consummate the Contemplated Transactions are subject to the fulfillment prior to or at the Closing of each of the following conditions:

(a)           No Injunction.  No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, Order or other notice (whether temporary, preliminary or permanent) (collectively, the “Restraints”), in any case which is in effect and which prevents or prohibits consummation of the Contemplated Transactions; provided, that each of Buyer and Seller shall use its commercially reasonable efforts to cause any such Restraint to be vacated or lifted.

(b)           Waiver of Right of First Refusal.  The ROFR Waiver has been received or deemed to have been received by Seller in accordance with the Shareholders’ Agreement, and the ROFR Waiver has not been terminated or canceled and remains in full force and effect.

(c)           Lender Approval.  Seller has received the Lender Approval and the Lender Approval has not been terminated or canceled and remains in full force and effect.

6.2.          Conditions to Seller’s Obligations.  The obligations of Seller to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller):

(a)           Representations and Warranties.  The representations and warranties of Buyer contained in Article IV hereof shall be true and correct as of the Closing Date as though made as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific date), except to the extent that the failure to be so true and correct would not have a Buyer Material Adverse Effect.

(b)           Performance.  Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

(c)           Deliveries.  Seller shall have received the deliveries contemplated by Article VIII.

6.3.          Conditions to Buyer’s Obligations.  The obligations of Buyer to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):

(a)           Representations and Warranties.   The representations and warranties of Seller contained in Article III hereof shall be true and correct as of the Closing Date as though made as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific date), except to the extent that the failure to be so true and correct would not have a Company Material Adverse Effect.

(b)           Performance.  Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Seller at or prior to the Closing.

(c)           Deliveries.  Buyer shall have received the deliveries contemplated by Article VII.

(d)           Status of Title.

(i)            The Company shall own one hundred percent of the equity in each Property Owner and each Property Owner shall own the entire fee simple estate in and to the respective Property owned by such Property Owner.  Additionally, either the Seller shall have delivered the following to the Title Company or the Title Company shall have waived the requirement that any item not so delivered be provided in order to issue title insurance coverage to Buyer (the “Title Insurance Policy”); provided such waiver results in no increased cost to Buyer:

(A)          the Title Affidavit (as hereinafter defined);

(B)           a copy of the Certificate of Formation, Certificate of Good Standing and Limited Liability Company Operating Agreement of the Seller; and

(C)           a copy of the Secretary’s Certificate of SLG confirming that the Contemplated Transactions have been duly authorized on behalf of SLG and its Affiliates pursuant to the Limited Liability Company Operating Agreement of the Seller and an incumbency certificate of SLG certifying that such officer has the authority to execute such Secretary’s Certificate.

(ii)           If, prior to the Closing Date, any revision or update of any Preliminary Title Commitment or Survey discloses exceptions to title other than Permitted Encumbrances (the foregoing, collectively, the “Title Objections”), Buyer shall so notify Seller (“Buyer Objection Notice”) (x) on or before the fifth (5th) Business Day after receipt of same if received by Buyer on or before the fifth (5th) Business Day before the Closing, (y) on or before one (1) Business Day after receipt of same by Buyer if received less than five (5) Business Days before the Closing Date (but prior to the Closing Date) or (z) on the Closing Date if Buyer becomes aware of same on the Closing Date (such dates, the “Objection Cut-Off Date”), time being of the essence, and Seller shall have until the Closing Date (and may adjourn the Closing for such reasonable periods not to exceed ninety (90) days in the aggregate) to have each such Title Objection cleared in accordance with Section 6.3(d)(iii), hereof (a “Remedy”); provided, however, nothing herein shall require Seller to bring any action or proceeding or take any action or otherwise incur any costs or expenses in order to remove any Title Objection (except that Seller shall be obligated to remove any and all liens voluntarily placed by Seller against the Property after the date of the Preliminary Title Commitment (“Mandatory Title Matters”)).  Seller agrees to notify Buyer within ten (10) Business Days of Seller’s receipt of Buyer’s Objection Notice (but in no event later than the date that is scheduled for the Closing, as the same may be adjourned pursuant to this Section 6.3(d)(ii)) whether Seller elects to (i) Remedy all or any of the Title Objections or (ii) grant a credit against the Closing Consideration Amount in the amount equal to the cost of removal of any or all such Title Objections (a “Title Objection Credit”).  Other than the Mandatory Title Matters, any exception to title which Buyer does not raise pursuant to the terms hereof on or before the Objection Cut-Off Date shall be deemed a Permitted Encumbrance and not a Title Objection.  If Seller does not elect to Remedy a Title Objection or grant a Title Objection Credit with respect thereto at or prior to the Closing Date (as the same may be adjourned), Buyer may at its sole and exclusive option on the Closing Date (as the same may be adjourned) either (i) terminate this Agreement and receive a return of its Deposit and all interest accrued thereon (and the parties shall jointly instruct Escrow Agent to promptly return the Deposit and all interest accrued thereon to Buyer) and Seller shall not have any further liability or obligation to Buyer hereunder nor shall Buyer have any further liability or obligation to Seller hereunder, except for such obligations and liabilities as are specifically stated in this Agreement to survive the termination of this Agreement, or (ii) elect to accept title to the Property as it then is without any reduction in, abatement of, or credit against the Closing Consideration Amount (other than a credit for the cost of removal of a Mandatory Title Matter) and such exceptions shall be deemed a Permitted Encumbrance; if Buyer fails to make either such election, Buyer shall be deemed to have elected option (ii).

(iii)          Notwithstanding anything herein to the contrary, Seller shall be deemed to have removed or corrected each exception that is not a Permitted Encumbrance if, in Seller’s discretion and at its sole cost and expense and in a manner reasonably acceptable to Buyer, Seller either (A) takes such actions as are necessary to eliminate (of record or otherwise, as appropriate) such Title Objection, or (B) delivers its own funds (or directs that a portion of the Closing Consideration Amount be delivered) in an amount needed to fully discharge any such exception to the Escrow Agent with instructions for the Escrow Agent to apply such funds to fully discharge any such exception, together with such instruments, in recordable form, as are necessary to enable the discharge of such exception of record or (C) causes the Title Company to insure over and omit, and remove such exception that is not a Permitted Encumbrance as an exception to title in the Title Policy or affirmatively insure against the same, in each case without any additional cost to Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise.

ARTICLE VII

Deliveries by Seller at Closing

On the Closing Date, Seller shall deliver or cause to be delivered to Buyer:

7.1.          Officer’s Certificate.  An officer’s certificate signed by a senior officer of the Seller to the effect set forth in Sections 6.3(a) and 6.3(b) and attaching copies of the resolutions and consents adopted by the Seller authorizing the execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party.

7.2.          Resignations. Resignations of each director and officer, if any, of the Company appointed by Seller.

7.3.          Share Certificates and Stock Power.  Reclassified Certificates, if and only if received by Seller pursuant to Section 5.10, endorsed to Buyer and accompanied by a duly executed and witnessed stock power transferring Seller’s Common Stock to Buyer or, if the Reclassified Certificates are not received by Seller, the existing certificate or certificates (the “Existing Certificates”) representing all of the shares of Seller’s Common Stock accompanied by a duly executed and witnessed stock power transferring Seller’s Common Stock to Buyer or to a Person designated by Buyer so long as the transfer to such Person designated by Buyer is (i) permitted under the Shareholders’ Agreement, (ii) does not require a new Sale Notice (as defined in the Shareholders’ Agreement) to be delivered to RGI pursuant to the Shareholders’ Agreement, and (iii) does not require any authorization, consent or approval from Lender which has not already been obtained.  The parties acknowledge and agree that the reclassification of Seller’s Common Stock and delivery of the Reclassified Certificates by the Company to the Seller shall not be a condition to Buyer’s obligation to consummate the Contemplated Transactions or otherwise affect Buyer’s obligations under this Agreement; provided, however, the foregoing acknowledgment and agreement shall not modify the obligations of Seller under Section 5.10.

7.4.          ROFR Waiver and Lender Approval.  Copies of the fully executed ROFR Waiver and the Lender Approval.

7.5.          Receipt.  A receipt for the Estimated Closing Consideration Amount.

7.6.          Books and Records.  Any books and records of the Company in possession of the Seller.

7.7.          Title Affidavit. A title affidavit in connection with the Title Policy in the form attached hereto as Exhibit I (the “Title Affidavit”).

7.8.          FIRPTA Certificate.  A certificate signed under penalties of perjury and in form and substance required under Section 1445 of the Code and Treasury Regulations thereunder stating that Seller’s owner is not a “foreign person” as defined under Section 1445 of the Code and the Treasury Regulations thereunder.

7.9.          Required Amendments.  A copy of the fully executed written consent of Seller authorizing the execution and delivery of the Required Amendments by the Company.

7.10.        Further Instruments.  Such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions.

ARTICLE VIII

Deliveries by Buyer at Closing

On the Closing Date, Buyer shall deliver or cause to be delivered to Seller:

8.1.          Officer’s Certificate.  A certificate signed by an authorized signatory of Buyer to the effect set forth in Sections 6.2(a) and 6.2(b) and attaching copies of the resolutions and consents adopted by Buyer authorizing the execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party.

8.2.          Closing Consideration Amount.  An amount equal to the balance of the Estimated Closing Consideration Amount (i.e., the Estimated Closing Consideration Amount less the Deposit and less any interest accrued thereon), by wire transfer of immediately available funds, to the account designated by Seller.

8.3.          Further Instruments.  Such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions.

ARTICLE IX

Indemnification; Survival

9.1.          Expiration of Representations and Warranties.  All of the representations and warranties of the parties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, at 5:00 P.M. (Eastern time) on the date that is the nine (9) month anniversary of the Closing Date provided, however, that the representations and warranties set forth in Section 3.1, 3.2, 3.4(a), 3.4(b), 3.4(c)(i), 3.4(d), 4.1, 4.2 and 4.3 shall each survive for the period of their respective statute of limitations and all liability and indemnification obligations with respect to such representations and warranties shall thereupon be extinguished.

9.2.          Indemnification.

(a)           By Buyer.  Subject to the provisions of Section 9.1, from and after the Closing, Buyer agrees to indemnify, defend and hold harmless Seller, its Affiliates, and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, “Seller Indemnitees”) from and against all Losses incurred by any of the Seller Indemnitees arising out of or relating to: (i) any breach of any representation or warranty made by Buyer in this Agreement or (ii) any breach of any covenant or agreement of Buyer contained in this Agreement or any Ancillary Document.

(b)           By Seller.  Subject to the provisions of Sections 9.1 and 11.1, from and after the Closing, Seller agrees to indemnify, defend and hold harmless Buyer, its Affiliates, and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, “Buyer Indemnitees”) from and against all Losses incurred by any of Buyer Indemnitees arising out of or relating to: (i) any breach of any representation or warranty made by Seller in this Agreement or (ii) any breach of any covenant or agreement of Seller contained in this Agreement or any Ancillary Document.

(c)           Limitations on Rights of Buyer Indemnitees.

(i)            Seller shall not be required to indemnify Buyer Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 9.2(b) unless and until the aggregate amount of all such claims for such matters exceeds Two Hundred Fifty Thousand Dollars ($250,000), in which event Buyer Indemnitees will be entitled to recover Losses arising out of or relating to such matters only to the extent in excess thereof (the “Deductible”).  Seller’s maximum liability to Buyer Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 9.2(b) shall not exceed Six Million ($6,000,000) in the aggregate.  No Losses shall be included in determining whether the Deductible has been reached unless a notice seeking indemnification for such Losses has been given by Buyer Indemnitees to Seller in accordance with Sections 9.2(d)(i) and 9.2(d)(ii)(A).

(ii)           Seller shall not be required to indemnify Buyer Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 9.2(b) made by any Buyer Indemnitee after Closing if the facts and circumstances giving rise to such claim are known to the Buyer Indemnitee prior to the Closing.

(d)           Procedure.

(i)            Direct Claims.  If either a Buyer Indemnitee, on the one hand, or a Seller Indemnitee, on the other hand, shall have a claim for indemnification hereunder (the “Indemnitee”) for any claim other than a claim asserted by a third party, the Indemnitee shall, as promptly as is practicable, give written notice to the party from whom indemnification is sought (the “Indemnitor”) of the nature and, to the extent practicable, a good faith estimate of the amount, of the claim.  The failure to make prompt delivery of such written notice by the Indemnitee to the Indemnitor (so long as a notice pursuant to this Section 9.2(d)(i), including the requisite certification, is given before the expiration of the applicable period set forth in Section 9.1) shall not relieve the Indemnitor from any liability under this Section 9.2 with respect to such matter, except to the extent the Indemnitor is actually prejudiced by failure to give such notice.

(ii)           Third-Party Actions.

(A)          If an Indemnitee receives notice or otherwise obtains knowledge of any matter or any threatened matter that may give rise to an indemnification claim against the Indemnitor (the “Third Party Claim”), then the Indemnitee shall as promptly as practicable, and in any event within thirty (30) days of the receipt of written notice of the Third Party Claim by the Indemnitee, deliver to the Indemnitor a written notice describing, to the extent practicable, such matter in reasonable detail and such notice must be accompanied by a copy of any written notice of the third party claimant to the Indemnitee asserting the Third Party Claim.  The failure to make prompt delivery of such written notice or of the copy of the written notice of the third party claimant by the Indemnitee to the Indemnitor (so long as a notice pursuant to this Section 9.2(d)(ii)(A) that includes any written notice of the third party claimant is given before the expiration of the applicable period set forth in Section 9.1) shall not relieve the Indemnitor from any liability under this Section 9.2 with respect to such matter, except to the extent the Indemnitor is actually prejudiced by failure to give such notice.  The Indemnitee shall deliver to the Indemnitor copies of all other notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.  The Indemnitor shall have the right, at its option, to assume the defense of any such matter with its own counsel, provided, however, that such counsel is reasonably satisfactory to the Indemnitee.

(B)           If the Indemnitor elects to assume the defense of and indemnification for any such matter, then the Indemnitor shall proceed diligently to defend such matter and:

(1)           notwithstanding anything to the contrary contained in this Agreement, the Indemnitor shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnitor’s election to assume the defense of such matter, unless (x) the Indemnitor fails to defend diligently the action or proceeding within ten (10) days after receiving notice of such failure from the Indemnitee, (y) the Indemnitee reasonably shall have concluded

(upon advice of its counsel) that there may be one or more legal defenses available to such Indemnitee or other Indemnitees that are not available to the Indemnitor, or (z) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the Indemnitee and the Indemnitor may have different, conflicting, or adverse legal positions or interests.  In addition, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense;

(2)           the Indemnitee shall, at its own expense, make available to the Indemnitor all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee’s agents and that the Indemnitor considers reasonably necessary or desirable for the defense of such matter, and cooperate in all reasonable ways with, and make its employees and advisors available or otherwise render reasonable assistance to, the Indemnitor and its agents at such times and places as may be reasonably necessary to defend against such Third Party Claim; and

(3)           the Indemnitor shall not, without the written consent of the Indemnitee, which shall not be unreasonably withheld or delayed, settle, adjust or compromise any pending or threatened Litigation in respect of which indemnification may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such Litigation) or consent to the entry of any judgment which (i) does not involve any finding or admission of any violation of applicable Laws or any violation of the rights of any Indemnitee, (ii) does not involve any relief affecting the Indemnitee other than monetary damages that are paid in full by the Indemnitor (other than the Deductible) and (iii) does not, to the extent that the Indemnitee may have any liability with respect to such Litigation, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a complete and final written release of the Indemnitee from all liability in respect of such Litigation.

(C)           If the Indemnitor elects not to assume the defense of and indemnification for such matter, then the Indemnitee shall proceed diligently to defend such matter with the assistance of counsel reasonably satisfactory to the Indemnitor; provided, that the Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.

(e)           Subrogation.  To the extent that the Indemnitor makes or is required to make any indemnification payment to the Indemnitee, the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee’s Affiliates may have against any other Person with respect to any Losses to which such indemnification payment is directly related, so long as the Indemnitee is not adversely affected thereby.

(f)            Exclusive Remedies Following the Closing Date.  Following the Closing Date, except as otherwise expressly provided herein, the indemnification provisions of this Section 9.2 shall be the sole and exclusive remedy of the Indemnitees, whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the Contemplated Transactions, including, without limitation, for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein (other than claims of, and causes of action arising out of, fraud in the inducement in entering into this Agreement and the Ancillary Documents).

(g)           Environmental Remedies.  Notwithstanding the foregoing or anything to the contrary in this Agreement, Buyer and its successors and assigns understand and agree that the indemnification obligations of Seller under this Section 9.2 shall constitute the sole and exclusive remedy of Buyer Indemnitees with respect to any matters or claims arising under Environmental Laws, and Buyer and its successors and assigns hereby waive, and unconditionally release Seller from, any rights and remedies that Buyer and its successors and assigns may otherwise have against Seller under any Environmental Law, including, without limitation, any claims for contribution under CERCLA or common law.

(h)           Purchase Price Adjustment.  Any indemnification payment pursuant to this Section 9.2 shall be treated as an adjustment to the purchase price for tax purposes to the extent permitted by Law.

(i)            ROFR Waiver/Lender Approval. Notwithstanding anything to the contrary contained in this Agreement or any of the Ancillary Documents, Seller’s sole obligation with respect to obtaining the ROFR Waiver and the Lender Approval shall be to, (x) with respect to obtaining the ROFR Waiver, execute and deliver the Sale Notice (as defined in the Shareholders’ Agreement) to RGI, which obligation the parties hereto agree has been satisfied, and (y) with respect to obtaining the Lender Approval, (1) deliver to Lender any information or material (A) prepared or procured by Buyer and (B) regarding Seller or the Contemplated Transaction that is in Seller’s possession, each as reasonably requested by Lender in connection with the Lender Approval, and (2) take any other actions reasonably requested by Buyer to facilitate obtaining Lender Approval, and Seller shall have no other obligation or liability to Buyer arising out of or relating to obtaining the Lender Approval and the ROFR Waiver. If Buyer shall determine that Seller is not in compliance with this Section 9.2(i), Buyer shall, as promptly as is practicable after becoming aware of Seller’s non-compliance, give written notice to Seller of the nature and manner in which Seller has failed to comply and provide Seller with a reasonable period to cure such non-compliance, subject in all respects to Section 10.1(c). The failure to make prompt delivery of such written notice by Buyer shall relieve Seller from any liability or obligation under this Agreement or any of the Ancillary Documents (including Seller’s obligation to close the transactions contemplated hereunder) solely with respect to Seller’s failure to comply with the terms of this Section 9.2(i); provided, that the failure to make prompt delivery of such written notice by Buyer shall not impair or otherwise prejudice Buyer’s remedy to terminate this Agreement pursuant to the terms hereof.

ARTICLE X

Termination; Default

10.1.        Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)           by Buyer in accordance with 6.3(d)(ii); or

(b)           by written notice from either Seller or Buyer in accordance with Section 5.8(a)(ii) or 5.9(a)(ii); or

(c)           by written notice from either Seller or Buyer to the other party, at any time (i) prior to the Outside Date if either (A) RGI exercises its right of first refusal by delivering the Acceptance on the terms and conditions set forth in the Shareholders’ Agreement or (B) Senior Lender delivers a Lender Rejection to Seller or the Company or (ii) after the Outside Date if either Lender Approval or the ROFR Waiver have not been obtained, or have been obtained but are subsequently terminated, canceled or of no further force and effect.

10.2.        Procedure and Effect of Termination.  In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions, written notice thereof shall be given by a terminating party to the other parties, and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any of the parties.  If this Agreement is terminated pursuant to Section 10.1:

(a)           Buyer shall promptly cause to be returned to the Company or destroy all documents and information obtained in connection with this Agreement and the Contemplated Transactions and all documents and information obtained in connection with Buyer’s investigation of the Company from the Company or its representatives, including any copies made by or supplied to Buyer or any of Buyer’s agents of any such documents or information, provided, Buyer may retain one copy of all such documents and information in order to comply with internal document retention and corporate governance policies and shall not be obligated to purge any information stored in an electronic back-up archive.

(b)           In the event of the termination of this Agreement pursuant to Section 10.1, Buyer shall be entitled to a return of the Deposit, together with all interest accrued thereon.

(c)           No party hereto shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 10.2 and Section 5.3 and Article XI and by the provisions of the Confidentiality Agreement; provided, that nothing herein shall relieve a defaulting or breaching party from any liability or damages pursuant to Section 10.3 arising out of its breach of any covenant or agreement of this Agreement.

10.3.        Default.

(a)           If Seller shall perform all of its obligations hereunder in full compliance with the terms hereof and if all conditions to Buyer’s obligation to close have been satisfied, and if Buyer shall be in default in the performance of any material obligation hereunder (including, without limitation, its failure or refusal to consummate the transaction contemplated by this Agreement as required by the terms hereof), or if the failure of any of the conditions precedent to Seller’s obligation to close under Sections 6.1 and 6.2 is caused by or is a result of a breach by Buyer of any material representation, warranty, covenant, term, provision, agreement or obligation of Buyer hereunder, then Seller’s sole remedy shall be to elect to terminate this Agreement and retain the Deposit (including any interest accrued thereon), as and for liquidated damages, it being understood and agreed that Seller’s actual damages in such circumstances would be extremely difficult, if not impossible, to ascertain, and, upon such payment, this Agreement shall terminate and neither party hereto shall have any further rights or obligations hereunder.

(b)           If Buyer shall perform all of its obligations hereunder in full compliance with the terms hereof and if all conditions to Seller’s obligation to close have been satisfied (provided Buyer shall not be required to tender the Estimated Closing Consideration Amount to Seller), and if Seller shall be in default in the performance of its obligations to close the transactions contemplated hereunder, then Buyer’s sole remedy shall be to terminate this Agreement by giving written notice thereof to Seller and Escrow Agent, in which case, (i) the Deposit, together with all interest accrued thereon, shall be returned to Buyer, and (ii) this Agreement shall terminate and neither party hereto shall have any further rights or obligations hereunder; provided, however, that if Seller shall be in willful default in the performance of its obligations to close the transactions contemplated hereunder, then Buyer’s sole remedy shall be to either (x) terminate this Agreement pursuant to this Section 10.3(b) or (y) file an action to obtain specific performance of Seller’s obligations hereunder, it being acknowledged and agreed that the subject matter of this transaction is unique.

ARTICLE XI

Miscellaneous

11.1.        Expenses.  All fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated; provided that (i) Buyer and Seller shall each pay 50% of all fees and expenses, up to an aggregate amount equal to $20,000, associated with obtaining the Lender Approval, and Buyer shall pay all fees and expenses in excess of $20,000 associated with obtaining the Lender Approval and (ii) Buyer and Seller shall each pay 50% of all fees and expenses associated with the Escrow Agent and the Escrow Agreement. The parties acknowledge that they believe that there are no Transfer Taxes arising in connection with the Contemplated Transactions and accordingly agree that they will not file Tax Returns with respect to Transfer Taxes upon consummation of the Contemplated Transactions. In the event Transfer Taxes are imposed as a result of aggregation of the Contemplated Transactions with any subsequent transfers or any prior Transfers unrelated to Seller’s Common Stock, Buyer shall pay all associated Transfer Taxes and shall timely file all related Tax Returns with the applicable Taxing Authority.  Seller agrees to cooperate with Buyer in filing any Tax Returns pursuant to the previous sentence (including having the appropriate officers of Seller execute such Tax Returns).   In the event that, as a result of an audit by a Taxing Authority, it is determined, after the Closing, that Transfer Taxes are imposed solely as a result of aggregation of the Contemplated Transactions with any other prior direct or indirect transfers made by either Seller or the owners of the direct or indirect equity interests in Seller, then Seller shall pay all associated Transfer Taxes. Buyer or Seller, as the case may be, shall (i) timely notify the other party in writing of any inquiry from or audit by any Taxing Authority involving Transfer Taxes with respect to the Contemplated Transactions for which the other party (the “Responsible Party”) is liable pursuant to this Section 11.1 and (ii) promptly provide to the Responsible Party copies of any information or document requests, notices of proposed adjustment or similar reports or notices of deficiencies related to such inquiry or audit; provided that failure to comply with this provision shall not affect the Responsible Party’s liability under this Section 11.1 except to the extent such failure materially impairs the Responsible Party’s ability to contest any such Tax Transfer Taxes.  The Buyer or Seller, as the case may be, shall have the sole right to control any audit or administrative or court proceeding relating to Transfer Taxes for which it is the Responsible Party and the other party shall cooperate in such audit or proceeding as reasonably requested by the Responsible Party (including, but not limited to, providing the Responsible Party with a power of attorney (or other documentation) required to authorize the Responsible Party to represent the parties in such audit or proceeding); provided that the other party shall be permitted, at its own expense, to be present at, and participate in, any such audit or proceeding.  Neither Buyer nor Seller shall settle or compromise a claim or consent to the entry of any judgment arising out of any such inquiry or audit with respect to a Transfer Tax for which it is not the Responsible Party without the prior written consent of the Responsible Party, which consent shall not be unreasonably withheld, conditioned or delayed.  The provisions of this Section 11.1 shall survive the Closing or termination of this Agreement.

11.2.        Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation, if delivered by facsimile, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.2):

If to Seller:                                                    c/o SL Green Realty Corp.
420 Lexington Avenue, 19th Floor
New York, NY 10170
Attn: Marc Holliday
Attn: Andrew S. Levine
Fax:   (646) 293-1356

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004-1980
Attn:  Lee S. Parks, Esq.
Fax: (212) 859-4000

If to Buyer:                                                   c/o Canada Pension Plan Investment Board
One Queen Street East
Toronto, Ontario
Canada
M5C 2W5
Attn:  Zachary Vaughan
Fax:  (416) 868-5046

With a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attn: Alan S. Weil, Esq.

Fax: (212) 839-5599

11.3.        Governing Law.  This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

11.4.        Entire Agreement.  This Agreement, together with the Schedules and Exhibits hereto, the Ancillary Documents and the Confidentiality Agreement, constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior Contracts or agreements, whether oral or written.

11.5.        Severability.  Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

11.6.        Amendment.  Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Buyer and Seller; provided that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

11.7.        Effect of Waiver or Consent.  No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder.  No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power.  Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

11.8.        Parties in Interest; Limitation on Rights of Others.  The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns.  Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

11.9.        Assignability/Sale Restrictions.

(a)           This Agreement shall not be assigned by either Seller or Buyer without the prior written consent of the other party, provided, that Buyer may, without limiting Section 11.9(b), (i) assign this Agreement and the rights and obligations hereunder, without the consent of Seller, to an Affiliate of Buyer that is controlled by CPPIB or (ii) designate a Person to accept delivery of the Seller’s Existing Certificates subject to and in accordance with Section 7.3, so long as such assignment or designation, as the case may be, is (A) permitted under the Shareholders’ Agreement, (B) does not require a new Sale Notice (as defined in the Shareholders’ Agreement) to be delivered to RGI pursuant to the Shareholders’ Agreement, and (C) does not require any authorization, consent or approval from Lender which has not already been obtained, and all references to Buyer contained in this Agreement shall thereafter include such Affiliate of Buyer.  For purposes of this Section 11.9, the term “control” means the ownership, directly or indirectly, of more than 50% of the interests in a Person, together with the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

(b)           Notwithstanding anything to the contrary contained herein, from the period beginning on the date hereof and ending eighteen (18) months after the Closing Date, without the prior written consent of Seller, Buyer shall not sell, transfer or assign any of Seller’s Common Stock or any of Buyer’s interest in this Agreement if such transaction would yield Buyer, on a pro-rata basis based on the amount of Seller’s Common Stock or interest sold, transferred or assigned, an amount in excess of the Closing Consideration Amount plus all fees and expenses incurred in connection with the Contemplated Transactions.  The provisions of this Section 11.9(b) shall survive the Closing for a period of eighteen (18) months.

11.10.      Jurisdiction; Court Proceedings; Waiver of Jury Trial.  Any Litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of New York in New York County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided, that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any federal or state court located in the State of New York in New York County, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such Litigation.  To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.  Each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any Litigation.

11.11.      No Other Duties.  The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

11.12.      Reliance on Counsel and Other Advisors.  Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement.  Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

11.13.      Counterparts.  This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

11.14.      Further Assurance.  If at any time after the Closing any further action is necessary or desirable to fully effect the transactions contemplated by this Agreement or any other of the Ancillary Documents, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

(signature pages follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

CPPIB REI US RE-5, INC.

By:
Name:
Title:

GREEN HILL ACQUISITION LLC

By:
Name:
Title:

The undersigned hereby acknowledges

and consents to the provisions of

Sections 2.4(e) only:

CANADA PENSION PLAN INVESTMENT BOARD

By:
Name:
Title:

SL GREEN REALTY CORP.

By:
Name:
Title: